Exhibit 21.1

SUBSIDIARIES OF ACCURIDE CORPORATION

Subsidiary	Jurisdiction of Incorporation
Accuride Canada Inc.	Canada (Ontario)
Accuride Cuyahoga Falls, Inc.	Delaware
Accuride de Mexico S.A. de C.V.(1)	Mexico
Accuride Erie L.P.	Delaware
Accuride Henderson Limited Liability Company	Delaware
Accuride Texas Inc.	Delaware
AKW General Partner LLC	Delaware
AOT, Inc.(2)	Delaware
Transportation Technologies Industries, Inc.(3)	Delaware

(1)       Accuride de Mexico S.A. de C.V.’s subsidiaries include Accuride de Monterrey, S.A. de C.V., Rims y Ruedas AdM, S.A. de C.V. and Servicios AISA, S.A. de C.V. (all of which are incorporated in Mexico).

(2)       AOT, Inc. is a joint venture between Accuride and Goodyear Tire & Rubber Company.  Accuride owns a 50% interest in AOT, Inc.

(3)       TTI’s subsidiaries include Truck Components Inc., Gunite Corporation, Gunite EMI Corporation, Brillion Iron Works, Inc., Fabco Automotive Corporation, Bostrom Holdings, Inc., Bostrom Seating, Inc., Bostrom Specialty Seating, Inc., Imperial Group Holdings Corp. -1, Imperial Group Holdings Corp. -2, JAII Management Company, Imperial Group, L.P. and Bostrom Mexico S.A. de C.V.